                  This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-96195


PROSPECTUS

                        4,960,870 SHARES OF COMMON STOCK

                        AMERICAN TECHNOLOGIES GROUP INC.



         The 4,960,870 shares of common stock being offered by this prospectus are being offered by certain selling securityholders. See "Selling Securityholders" on page 16.


         The selling securityholders may offer these shares from time to time in transactions on the OTC Bulletin Board or in privately negotiated transactions as described under the "Plan of Distribution" on page 19. We will not receive any of the proceeds from this offering.


         Our common stock is quoted on the OTC Bulletin Board under the symbol "ATEG." On February 11, 2000, the closing sale price of the common stock on the OTC Bulletin Board was $0.47.


         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is February 14, 2000.

                                TABLE OF CONTENTS


                                                                                                           PAGE
                                                                                                           ----
ABOUT American Technologies ...................................................................................4

     Business Summary .........................................................................................4

     Current Financing ........................................................................................6

     Proposed Merger with Commodore Separation Technologies Inc ...............................................7

RISK FACTORS ..................................................................................................8

Financial Risk Factors ........................................................................................8

     We have a History of Losses Which Will Continue Through
         the End of the Current Fiscal Year ...................................................................8

     We have Experienced Substantial Difficulty Generating Sufficient Working
         Capital ..............................................................................................8

     Our Sales of Securities Convertible into Common Stock at a Discount to the
         Market Price May Cause the Market Value of Our Common Stock to Drop ..................................9

     Lack of Listing on a Major Exchange May Make It Difficult for Investors to
         Dispose of Our Common Stock .........................................................................10

     Because Our Common Stock is a "Penny Stock," Trading in it is Subject to
         the Penny Stock Rules Which Could Affect Your Ability to Resell the
         Stock in the Market .................................................................................10

Business Risk Factors ........................................................................................11

     We May Not Find Customers for Our Products ..............................................................11

     There May Be Unforeseen Regulatory Requirements which Impede the Marketing and Sale of Our Products ............................................................................11

     We May Not Be Able to Obtain the Patents or Trademarks Needed to Protect
         the Value of Our Technologies .......................................................................12

WHERE YOU CAN FIND MORE INFORMATION ..........................................................................14

FORWARD-LOOKING STATEMENTS ...................................................................................15



DESCRIPTION OF COMMON STOCK ..................................................................................15

USE OF PROCEEDS FROM SALE OF COMMON STOCK ....................................................................16

USE OF PROCEEDS FROM SALE OF DEBENTURES ......................................................................16

USE OF PROCEEDS FROM EXERCISE OF WARRANTS ....................................................................16

SELLING SECURITYHOLDERS ......................................................................................16

PLAN OF DISTRIBUTION .........................................................................................19

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ...............................................................20

EXPERTS ......................................................................................................21

LEGAL MATTERS ................................................................................................21


                           ABOUT AMERICAN TECHNOLOGIES

Business Summary

         American Technologies develops and sells products based upon on our patented and proprietary technologies. The goal of our efforts is to develop products that have a positive impact on the environment. Our address and telephone number are: 1017 South Mountain Avenue, Monrovia, California 91016, (626) 357-5000.

         We concentrate on technology discovery and development efforts in three areas:

         - IE-TM- (Catalyst) Technology

         - Water Purification

         - Particle Beams

         Our IE (Catalyst) Technology refers to a proprietary process which produces water solutions containing water clusters that are stable at room temperature. The clusters are groups of water molecules configured in such a way so as to produce relatively large plus/minus polarity. We believe this polarity is what gives the clusters their catalytic properties. We can produce different kinds of water solutions for different applications.

         Tests indicate that these water clusters improve the performance of various chemical, physical and biological processes, including combustion enhancement, descaling, enzyme processes and de-coking. For example, in internal combustion engines the clusters attract hydrocarbons and oxygen resulting in a more complete burning of the fuel. This results in improved efficiency and reduced carbon deposits in the combustion chamber.

         Independent researchers observe these water clusters by different standard research tools including:

         - Laser autocorrelation

         - Electron microscope

         - Atomic force microscope

         - UV spectroscopy

         American Technologies sells these water solutions for use in several product lines including household cleaning products. We also use them in our combustion enhancers.

         Our laboratory results on various applications of our IE (Catalyst) Technology to combustion have been confirmed by independent tests conducted by a variety of potential customers. These tests include positive results in a gas turbine electric generation power plant, successful testing by a foreign company of the combustion catalyst with ethanol directly into gasoline, and positive results over five months of testing at a diesel electric power generation facility in China.

         During the fiscal year ended July 31, 1999, revenue from the sale of these water solutions for use in products manufactured by others was nominal and revenue from the sale of The Force-Registered Trademark- combustion enhancer was $248,000. During the same period, American Technologies had incurred net losses of approximately $10.8 million.

         In the water purification area, our low pressure vacuum distillation system is undergoing tooling design for a home use version for introduction to the marketplace in the spring of 2000. Our vacuum distiller utilizes a proprietary method to provide the principal advantage of vacuum distillers - boiling water at low temperatures which avoids mineral deposits and scaling - without the need for expensive and noisy vacuum pumps. We are currently soliciting bids for the manufacturing of the distiller.

         The third technology is the particle beam project which produces a beam of heavy particles. The development of the particle beam has been conducted through an American Technologies sponsored research program with the California Institute of Technology. The development of this technology is likely to require a minimum of three to five years and expenditure of substantial sums of money, likely to be in excess of $10,000,000, on research and development. We submitted a proposal to the Department of Energy for a $6,000,000 joint venture grant to produce a small pilot plant based on the current prototype located at CalTech. The proposal describes the potential of our particle beam to turn harmful nuclear waste into harmless components. The DOE has reviewed the proposal and discussions are underway regarding funding of the project. The particle beam project has been on hold pending receipt of significant funding to continue its development

         Dr. Lo, our Director of Research and Development, has developed certain particle beam theories. According to these theories, the proposed particle beam may be able to break down molecules or even atoms and their nuclei, or be used for rock drilling or precision cutting of metals without distortion or excessive heat. No evidence exists to substantiate these potential applications.

Current Financing

         On January 14, 2000 we entered into a Securities Purchase Agreement with two private investors, Bank Insinger De Beaufort N.V. and Connaught Global Ltd., for the purchase of a total of $250,000 principal amount of convertible debentures and warrants to purchase a total of 500,000 shares of our common stock. The convertible debentures bear interest at the rate of seven percent per year and are due on January 14, 2003. The debentures are convertible into common stock at the lower of $0.23 per share and a Variable Conversion Price as described on page 17 under the caption "Selling Securityholders - Variable Conversion Price." The warrants are exercisable at the lower of $0.174 per share and the Variable Conversion Price. We are obligated to register with the SEC prior to April 13, 2000, 1.5 times the number of shares of common stock issuable on conversion of the debentures and exercise of the warrants. If the registration statement is not declared effective by the SEC within the required period, we must make payments to the debenture holders at the rate of 2% of the principal amount of the debentures per month.

         Provided the trading price of our common stock is at least $0.15 during the ten trading days prior to the effective date of the registration statement of which this prospectus forms a part, the investors are each required to purchase for $125,000 an additional $125,000 principal amount of debentures and a warrant to purchase 250,000 shares of common stock, for an aggregate of $250,000 in debentures and warrants to purchase 500,000 shares of common stock. These additional debentures are convertible into common stock at the lower of $0.345 per share and a variable conversion price. The additional warrants are exercisable at the lower of (i) the average of the lowest three trading prices during the ten trading days immediately prior to the date of exercise and (ii) the lower of $0.23 and the average of the lowest three trading prices during the ten trading days immediately prior to the date of issuance of the additional warrants.

         Bristol Capital LLC acted as a finder for the sale of the $500,000 principal amount of debentures and the warrants. Bristol was paid a 10% cash finder's fee and issued a warrant to purchase 50,000 shares of common stock. Upon the payment for the second $250,000 principal amount of debentures Bristol will receive an additional 10% cash fee and a warrant to purchase 50,000 shares of common stock. The 10% finder's fee also applies to any proceeds received by American Technologies upon the exercise of warrants by the selling securityholders. The terms of Bristol's warrants are the same as the terms for the warrants issued to the investors at the same time.

         We have also entered into a letter of intent with Bristol for the establishment of a $12 million equity line of credit. The recent sale of the debentures and the equity line of credit have replaced the prior financing arrangements with First Liberty Securities, Ltd. and Security Capital Trading Inc.

Proposed Merger with Commodore Separation Technologies Inc.

         In February, 1999, we signed a letter of intent which contains terms for our acquisition of Commodore Separation Technologies, although the transaction is structured as a merger. Commodore Separation Technologies is commercializing a proprietary separation technology and recovery system known as SLiM-TM-. SLiM stands for Supported Liquid Membrane. SLiM can selectively remove from water valuable substances for reuse or toxic materials for safe disposal.

         Negotiations on the terms of the definitive acquisition agreement have been temporarily deferred while we attempted to secure operating capital on acceptable terms. As a result of the delay in finalizing the definitive agreement, there can be no absolute assurance that a final agreement can be reached with Commodore Separation Technologies along terms previously negotiated. Under the most recent discussed terms of the agreement, American Technologies will acquire all of securities of Commodore Separation Technologies (approximately 87%) owned by Commodore Environmental Services Inc. in exchange for 8% of the outstanding stock of the Company up to a value of $3,000,000.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are the only material risks facing us of which we are currently aware. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Financial Risk Factors

WE HAVE A HISTORY OF FINANCIAL LOSSES WHICH WILL CONTINUE THROUGH
THE END OF THE CURRENT FISCAL YEAR

         We have operated at a loss throughout our history. Net losses for the three months ended October 31, 1999 were approximately 1.8 million and for the fiscal year ended July 31, 1999 were approximately $10.8 million. Net losses for the fiscal year ended July 31, 1998 were approximately $9.44 million. At October 31, 1999 we had an accumulated deficit of approximately $49 million.

         Net cash used in operations declined by over $1.1 million from fiscal 1998 to fiscal 1999. We anticipate that we will be able to continue our reduced cash out flow during fiscal 2000, except to the extent of expenses associated with marketing and production of products. The amount of net losses and the time required to reach profitability are uncertain. There can be no assurance that we will ever be able to generate sufficient revenue from our products now ready for market or from those under development to achieve profitability on a sustained basis. See the Management's Discussion and Analysis section of our Form 10-KSB.

WE HAVE EXPERIENCED SUBSTANTIAL DIFFICULTY GENERATING SUFFICIENT WORKING CAPITAL

         American Technologies has been experiencing difficulty in maintaining sufficient working capital needed to ensure stability and continued existence. Only a small portion of the capital expended to date has come from actual revenue generation, and we find it increasingly difficult to raise investment capital. We are at a critical juncture in our history. It is absolutely essential to begin to generate significant revenues in order to maintain our existence. While plans are in place and being executed to accomplish this end, there can be no guarantee that these plans will prove to be successful.

         Our current cash monthly operating expenses are approximately $250,000. We believe our current cash reserves plus the $250,000 due upon the effectiveness of the registration statement of which this prospectus forms a part, the $12 million equity line of credit to be obtained pursuant to a letter of intent dated December 10, 1999, along with anticipated minimum projected revenues of $2,000,000 for fiscal 2000, will be sufficient for us to operate in the normal course for the next 12 months. However, if revenues are less than projected or the equity line of credit is not finalized, our ability to continue operations will be dependent upon additional financing activities, of which there can be no assurance.

         The report by Corbin & Wertz on our financial statements for the fiscal year ended July 31, 1999 contains an explanatory paragraph indicating that there were operating losses which raised substantial doubt about the ability of American Technologies to continue as a going concern. This going concern qualification may adversely affect our perception by prospective customers and suppliers.

OUR SALES OF SECURITIES CONVERTIBLE INTO COMMON STOCK AT A
DISCOUNT TO THE MARKET PRICE MAY CAUSE THE MARKET VALUE OF
OUR COMMON STOCK TO DROP

         As a result of our poor financial condition, several times over the past few years we have sold securities that are convertible into our common stock at a discount to the market price for the common stock. This has resulted in the issuance of a significant amount of additional shares of common stock at prices below market. It is possible that this method of financing operations has contributed to the decline in the market price of the common stock. If we need to obtain financing in the future in the same manner, this may again have an adverse affect on the market price for our common stock.

LACK OF LISTING ON A MAJOR EXCHANGE MAY MAKE IT DIFFICULT
FOR INVESTORS TO DISPOSE OF OUR COMMON STOCK

         Our common stock is quoted on the OTC Bulletin Board system. The OTC Bulletin Board generally supports quotations for companies that do not meet the NASDAQ SmallCap Market listing requirements. As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations of our common stock than they would if the stock were quoted on the SmallCap Market. In addition, quotation on the bulletin board depends on the willingness of broker-dealers to make a market in our common stock. There can be no assurance that the stock will continue to be quoted on the bulletin board or that there will continue to be a market for the buying and selling of our common stock.

         There are currently 18 firms making a market in our common stock, although there can be no assurance that any or all of them will continue to do so in the future. The current market makers are:

M. H. Meyerson & Co., Inc.                             Knight Securities, L.P.
Wm. V. Frankel & Co., Incorporated                     Sharpe Capital, Inc.
Speer, Leeds & Kellogg Capital Markets                 Olsen Payne & Company
Hill Thompson Magid & Co. Inc.                         Wien Securities Corp.
Herzog, Heine, Geduld, Inc.                            Wilson-Davis & Co., Inc.
Phillip Louis Trading Co.                              Mayer & Schweitzer, Inc.
North American Institutional Brokers                   GVR Company
South Beach Securities                                 Paragon Capital Corp.
Pacific Continental Securities Corp.
USCC Trading, a Division of Fleet Securities

BECAUSE OUR COMMON STOCK IS A "PENNY STOCK," TRADING IN IT IS SUBJECT TO THE PENNY STOCK RULES WHICH COULD AFFECT YOUR ABILITY TO RESELL THE STOCK IN THE MARKET.

         The Securities Enforcement and Penny Stock Reform Act of 1990 imposes restrictions when making trades in any stock such as our common stock which is defined as a "penny stock." The SEC's regulations generally define a penny stock as an equity security that has a price of less than $5.00 per share, other than securities which are traded on markets such as the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. As a result of being a penny stock, the market liquidity for our common stock may be adversely affected since the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus your ability to sell our common stock in the secondary market. The regulations restricting trades in penny stock include:

         - a requirement that stock brokers deliver to their customers, prior to any transaction involving a penny stock, a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market; and

         - a requirement that broker-dealers who recommend penny stocks to persons other than their established customers and a limited class of accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale of the securities.

Business Risk Factors

         As American Technologies is engaged in the development and marketing of products based on new technologies, there are significant risks associated with its potential success.

WE MAY NOT FIND CUSTOMERS FOR OUR PRODUCTS

         None of our current products enjoy widespread distribution or customer acceptance. While we do have a number of products that are past the development stage, we have yet to establish major, stable markets for them. Although we believe we have the expertise to commercialize these products, any or all of our products may fail to prove to have widespread customer appeal. Various marketing strategies and alliances are now in place. Current significant distributors include Hungarofek and Market One.

THERE MAY BE UNFORESEEN REGULATORY REQUIREMENTS WHICH IMPEDE
THE MARKETING AND SALE OF OUR PRODUCTS

         Most of our current products are being sold directly to the consumer in markets that are not generally regulated by government agencies. In the case of consumer products for enhancing engine performance, such as The Force or the F420 fuel additive, registration of these products with CARB (California Air Resources Board) and EPA (Environmental Protection Agency) is required and has been done.

         Since the F420 additive's chemical contents fall within the restrictions of the EPA regulations, there are no known impediments to maintaining this registration. We have also registered The Force airborne combustion enhancer as an add-on device with CARB. There is no known reason why CARB would withdraw that registration.

         In the case of bulk fuel additives, there are strong industry regulations in the United States. Extensive testing is required to meet these industry regulations prior to domestic sale of the additive and there is no guarantee that our bulk additive products can meet all of these industry regulations.

Foreign markets have only recently begun to impose significant regulations on the petroleum industry to lessen the industry's effect on the environment. With less testing required for the sale of new products, we are able to introduce our products in the market place quicker. We are therefore directing a substantial marketing effort towards these foreign markets.

WE MAY NOT BE ABLE TO OBTAIN THE PATENTS OR TRADEMARKS NEEDED
TO PROTECT THE VALUE OF OUR TECHNOLOGIES

         Our success will depend, in part, on whether we can obtain patent and trademark protection for our technologies and products. We cannot guarantee that we will be able to secure these protections. If we fail to do so, there is no guarantee that our technologies will not be subject to copying by other entities. This would result in a level of competition which could well prevent us from being successful. Although we have taken steps, including entering into confidentiality agreements with our employees and third parties to protect our trade secrets and unpatented know-how, other third parties may still be able to obtain such information.

         We have applied for a number of patents on our particle beam, vacuum distiller and IE catalyst technologies. Some have been approved. The status is as follows:

         - Particle Beam Approved Patents

         We are maintaining 7 granted U.S. patents and 9 foreign patents issued on particle beam technology. Additionally, there are 3 U.S. and 6 foreign patent applications pending.

         - IE Catalyst Technology

         We have been granted 1 U.S. patent on the Ie Technology and 7 U.S. patent applications are in various stages of prosecution. Foreign patent applications to protect this technology are also in progress.

       - Vacuum Distiller

         We have been granted 1 U.S. patent on the vacuum distiller technology and there are 2 U.S. patent applications pending. Foreign applications to protect the technology are also in process.

         All of our products currently offered for sale are protected by patents in the U.S. The group of patent applications currently in process have sufficient overlap to offer protection to our current commercial applications. We file applications with the U.S. Patent and Trademark Office once we perceive a new significant commercial application, and prior to public disclosure of the technology.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at www.ateg.com or at the SEC's web site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-96195).

         The following documents are hereby incorporated by reference in this Registration Statement:

- Annual Report on Form 10-KSB for the year ended July 31, 1999.

- Quarterly Report on Form 10-QSB for the three months ended October 31, 1999.

- Current Report on Form 8-K dated August 30, 1999.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Corporate Secretary
         American Technologies Group, Inc.
         1017 South Mountain Avenue
         Monrovia, California 91016
         (626) 357-5000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                           FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning possible or assumed future results of our operations. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.


                           DESCRIPTION OF COMMON STOCK

         We have 100,000,000 shares of common stock authorized of which 36,884,178 shares are outstanding as of February 1, 2000. The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation, are entitled to share pro rata in any distribution to holders of common stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock, however, our Articles of Incorporation, as amended, provide that "Each shareholder shall have the same rights as any individual to purchase said stock [shares of Common Stock], but shall not have any pre-emptive rights as that term is defined under NRS 78.265." All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Under Nevada law, the law of the state of incorporation of American Technologies, and the our Articles of Incorporation, each holder of a share of common stock is entitled to one vote for each matter submitted for a vote. Additionally, under Nevada law cumulative voting is allowed for the election of directors, if provided for in the Articles of Incorporation. The our Articles of Incorporation do not provide for cumulative voting. However, California law requires companies meeting certain requirements, which we meet, to permit shareholders to elect to cumulate their votes for directors.

                    USE OF PROCEEDS FROM SALE OF COMMON STOCK

         American Technologies will not receive any of the proceeds from the sale of the shares of common stock by the selling securityholders.

                     USE OF PROCEEDS FROM SALE OF DEBENTURES

         To date, we have received $250,000 from the sale of the debentures and within 15 days of the effected date of the registration statement we will receive an additional $250,000.

         We have used and will continue to use the net proceeds from the sale of the debentures for working capital and the payment of existing liabilities.

                    USE OF PROCEEDS FROM EXERCISE OF WARRANTS

         If all of the warrants for which the underlying shares of common stock are included in this prospectus are exercised, we will receive a maximum of $299,970 in net proceeds. We intend to use these funds for working capital and the payment of existing liabilities.


                             SELLING SECURITYHOLDERS

Selling Securityholders

         The following table identifies certain selling securityholders along with the principal amount of debentures and the number of warrants they own.


                                                                 PRINCIPAL
                                                                 AMOUNT OF                       NUMBER OF
              NAME                                              DEBENTURES                       WARRANTS
              ----                                              ----------                       ---------
Bank Insinger De Beaufort N.V.                                  $  250,000                       500,000

Connaught Global Ltd.                                           $  250,000                       500,000

Bristol Capitol LLC                                                  -                           100,000



         In addition to the above selling debenture holders, MacCaughern Trade Development is offering 50,000 shares of common stock.

Conversion of Debentures and Exercise of Warrants

         The above identified selling securityholders may convert or exchange their debentures for shares of our common stock by giving written notice to us. The debentures are convertible at a variable conversion price depending upon the market price for our common stock on the date of conversion. There is a maximum conversion price of $0.23 as to $250,000 principal amount of debentures and a maximum conversion price of $0.345 for the second $250,000 principal amount of debentures. There is no minimum conversion price. The warrants as to 550,000 shares of common stock are exercisable at the lower of $0.174 per share and the Variable Conversion Price. Warrants as to the remaining 550,000 shares of common stock are exercisable at the lower of (i) the average of the lowest three trading prices during the ten trading days immediately prior to the date of exercise and (ii) the lower of $0.23 and the average of the lowest three trading prices during the ten trading days immediately prior to the date the registration statement is declared effective.

Variable Conversion Price

         The Variable Conversion Price is the lesser of

         - The maximum applicable fixed conversion or exercise price; or

         - 72.5% of the average of the lowest three trading prices during the ten trading days immediately prior to conversion of the debentures or exercise of the warrants.

Estimate of Shares Issuable Upon Conversion

         If the $500,000 principal amount of debentures were converted on February 11, 2000, the variable conversion price would be in excess of the maximum fixed conversion price and the total number of shares of common stock issued would be 2,173,913. This does not include any shares of common stock issuable as interest due on the debentures. The debentures bear interest at 7% per annum.

         The following table contains the names of the selling securityholders, the number of shares of common stock owned beneficially by each of the selling securityholders as of the date hereof, and the number of shares which may be offered for resale under this prospectus. The number of shares set forth in the table represents an estimate of the number of shares of common stock to be offered by the selling securityholder. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the warrants is indeterminate, is subject to adjustment and could be materially different than such estimated number depending on factors which cannot be predicted by us at this time, including among other factors the future market price of the common stock.

         The information included in the table below is based upon information provided by the selling securityholders. Because the selling securityholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling securityholders after the offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.


                                                 SHARES OF                                              SHARES OF
                                               COMMON STOCK                                           COMMON STOCK
                                               BENEFICIALLY                   SHARES OF               BENEFICIALLY
          NAME AND                            OWNED PRIOR TO                COMMON STOCK               OWNED AFTER
           ADDRESS                            OFFERING (1)(2)               BEING OFFERED             OFFERING (3)
          --------                            ---------------               -------------             ------------
Bank Insinger                                      2,380,435                   2,380,435                    0
De Beaufort N.V.
Herengtecht 551
1017 BW Amsterdam

Connaught Global Ltd.                              2,380,435                   2,380,435                    0
Westaway Chambers
39 Don Street
St. Helier
Jersey JE4 8UA
Channel Islands

Bristol Capitol LLC.                                 150,000                     150,000                    0
11777 San Vicente Bd., #702
Los Angeles, CA  90049

MacCaughern Trade Development                         97,000                      50,000                 47,000
19401 Wunder Trail
TRABUCO CANYON, CA 92679


(1) Each of the parties listed has sole voting and investment power for all of the shares of common stock indicated.

(2) As required by the regulations of the SEC, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days. The actual number of shares shown is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which we cannot predict such as the trading price of the common stock on or about the actual date of conversion of the debentures.

(3)  Assumes the sale of all shares offered.

Registration Rights

         In connection with the sale of the debentures and the warrants, we entered into a registration rights agreement which requires us to register with the SEC 1.5 times the number of shares of common stock issuable on conversion of the debentures and exercise of the warrants. We are also obligated to register and qualify the shares under such state securities laws as the selling securityholders may request.

         We are obligated to use our best efforts to cause the registration statement to become effective and to keep the registration statement effective for two years or until the selling securityholders may sell all registerable securities under Rule 144 or until the selling securityholders no longer own any shares, whichever occurs first.

         The registration rights agreement provides for certain payments to the debenture holders if we are unable to have the registration statement declared effective by the SEC within 90 days from the date of sale of the debentures.


                              PLAN OF DISTRIBUTION

         The selling securityholders and their pledgees, donees, transferees and other successors in interest may offer the shares of common stock received upon conversion of the debentures or exercise of the warrants at various times in one or more of the following transactions:

         -    in the over-the-counter market;

         -    on any exchange where our common stock is then listed;

         - with broker-dealers or third parties other than in the over-the-counter market or on an exchange, including block sales;

         -    through the writing of options or short sales; or

         -    involving a combination of such methods or other methods.


         The selling securityholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices or such other prices as the selling securityholders determine from time to time.

         The selling securityholders may use dealers, agents or underwriters to sell their shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling securityholders or from the purchasers of shares or from both. The compensation to a particular broker may be in excess of customary compensation.

         The selling securityholders and any dealers, agents or underwriters that participate with the selling securityholders in the distribution of the shares may be deemed to be "underwriters" as this term is defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares of our common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act.

         We will pay most expenses related to the offer and sale of the shares offered by the selling securityholders using this prospectus. The selling securityholders, however, will pay any underwriting discounts and selling commissions.

         Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under that Rule rather than under this prospectus.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our bylaws, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law.

         In addition, American Technologies and each selling securityholder have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

Our audited financial statements as of and for the year ended July 31, 1999 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Corbin & Wertz, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 1 to the financial statements.

Our audited financial statements as of and for the year ended July 31, 1998 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 1 to the financial statements.


                                  LEGAL MATTERS

         For the purpose of this offering, John M. Dab, our General Counsel, is giving his opinion on the validity of the shares.